Exhibit 99.1

BIMI Enters into Definitive Agreement to Acquire Phenix Bio Inc.

Transaction expected to expand business and fuel growth

New York, July 07, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that on July 5, 2022, the Company entered into a definitive stock purchase agreement (the "SPA") to acquire Phenix Bio Inc. (“Phenix”), a California based corporation that will distribute healthcare products. This acquisition is a critical initiative to advance the Company's business strategy to expand its business scale and fuel its growth.

Pursuant to the SPA, the Company agreed to purchase all the issued and outstanding equity interest in Phenix in consideration of $1,800,000, consisting of $180,000 in cash and 2,700,000 common shares of BIMI valued at a price of $0.60 per share from the Company’s Chairman, Mr. Fnu Oudom. The stock consideration is subject to shareholder approval. If shareholder approval is not obtained prior to January 15, 2023, the Company will pay cash for the outstanding amount due.

The audit committee and the board of directors of the Company unanimously approved the Company’s entry into the SPA. The closing of the transaction is expected to take place in the third quarter of 2022.

Mr. Tiewei Song, Chief Executive Officer of BIMI International Medical Inc., commented, “We are excited to acquire Phenix and thrilled about the opportunity ahead of us as Phenix is in the process of securing exclusive distribution rights for nine healthcare products. The goal of Phenix is to target multiple fields, such as general recovery, cardiovascular and cerebrovascular disease prevention, male health care, female health care, and memory enhancement for the elderly. We intend to capitalize on Phenix’s high-growth potential to further complement our business model. We believe that the transaction paves the way for BIMI to expand its business scope and positions us to provide more quality products to a wide range of customers. We are dedicated to benefiting more patients and creating long-term value for our shareholders.”

About Phenix Bio Inc.

Phenix Bio Inc. is currently in the process of securing exclusive distribution rights for nine healthcare products to be developed by a third party that will target general recovery, cardiovascular and cerebrovascular disease prevention, male health care, female health care, and memory enhancement for the elderly. The products are to be sold by sub-distributors in various territories.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit the Company's website at http://www.usbimi.com/.

Safe Harbor Statements

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com
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